Exhibit 4.7

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE EVIDENCE REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS NOTE HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA OR ANY OTHER STATE AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SUCH SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE OR SUCH PROVISIONS OF THE CORPORATIONS CODE OF ANY SUCH OTHER STATE. THE RIGHTS OF THE HOLDER OF THIS NOTE ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY IS SUBORDINATED IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF [OCTOBER         ], 2015, BY THE INVESTOR (DEFINED BELOW) IN FAVOR OF THE LENDERS (AS DEFINED IN THE SUBORDINATION AGREEMENT), AND THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF SUCH SUBORDINATION AGREEMENT (AS AMENDED FROM TIME TO TIME).

EXAGEN DIAGNOSTICS, INC.

CONVERTIBLE PROMISSORY NOTE

$	, 2015

FOR VALUE RECEIVED, Exagen Diagnostics, Inc., a Delaware corporation (the “Company”) promises to pay to                             , or its registered assigns (“Investor”), in lawful money of the United States of America the principal sum of                                          Dollars ($                        ) (the “Issue Price”), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Convertible Promissory Note (this “Note”) on the unpaid principal balance at a rate equal to 10% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. This Note is one of a series of notes (the “Notes”) issued pursuant to that certain Note and Warrant Purchase Agreement dated [October         ], 2015 by and among the Company and the entities and persons listed on the Schedule of Investors thereto (the “Agreement”), and the Investor and the Company shall be bound by all the terms, conditions and provisions of the Agreement.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Interest. Accrued interest on this Note shall be payable at maturity.

(b) Payment. Subject to the provisions of Section 1(d) regarding consent and Section 4 regarding conversion of this Note, the Issue Price plus all accrued but previously unpaid interest thereon shall become due and payable (i) on the later of (x) [October         , 2016]1 (the “Initial Maturity Date”), or (y) if the Majority in Interest of Investors elect, on behalf of all holders of the Notes, to extend the Initial Maturity Date by one (1) additional year upon prior written notice to the Company, which notice shall be delivered to the Company at least five days prior to the Initial Maturity Date, [October         , 2017]2 (the “Maturity Date”), or (ii) when, upon the occurrence and during the continuance of an Event of Default, such amounts are declared due and payable by Investor or made automatically due and payable, in each case, in accordance with the terms hereof. Payment shall be made at the offices of Investor, or such other place as Investor shall have designated to the Company in writing, in lawful money of the United States of America.

(c) Voluntary Prepayment. Upon the consent of the Majority in Interest of Investors, the Company may prepay this Note in whole or in part, provided that (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note and (ii) any such prepayment will be applied first to the payment of expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such expenses and accrued interest, to the payment of principal of this Note.

(d) Consent of Lenders. Notwithstanding anything herein to the contrary, the Company may not, at any time any Obligations (as defined in the Term Loan Agreement (as defined below)) remain outstanding, pay any amounts to the Investor pursuant to Section 1(b) or 1(c) hereof unless (i) it has first obtained the written consent of the Lenders (as defined in the Term Loan Agreement) to such payment, or (ii) all Obligations shall have been indefeasibly paid in full in cash (other than inchoate indemnity or reimbursement obligations or the Warrant Obligations (as defined in the Term Loan Agreement)) (the “CRG Discharge”); provided, however, that with respect to Section 1(b), in the event that the written consent of the Lenders is not obtained prior to the Maturity Date and the CRG Discharge has not occurred as of the Maturity Date, the Investor shall be deemed to have elected to convert this Note pursuant to Section 4(b)(iii)(B) without any further action required on the part of the Investor.

2. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Breach of Covenant. A breach of any covenant or obligation of the Company, after written notice by Investor to the Company, which the Company has not cured within 7 days after receipt of such notice, unless otherwise waived by a Majority in Interest of Investors;

(b) Failure to Pay. The Company shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this Note on the date due;

[1]	NTD: Insert date that is one year after issuance of Note.
[2]	NTD: Insert date that is two years after issuance of Note.

(c) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

(d) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or any of its Subsidiaries, if any, or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 45 days of commencement.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(c) or 2(d)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the written consent of a Majority in Interest of Investors, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Notes to the contrary notwithstanding. Upon the occurrence of any Event of Default described in Sections 2(c) and 2(d), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Investor may, with the written consent of a Majority in Interest of Investors, exercise any other right power or remedy granted to it or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

4.	Conversion.

(a) Automatic Conversion. In the event the Company completes, prior to the Maturity Date, an initial public offering pursuant to an effective registration statement filed under the Securities Act, covering the offer and sale of Common Stock (an “IPO”), the Issue Price plus all accrued and previously unpaid interest thereon shall be automatically converted into that number of fully paid and nonassessable shares of the Company’s Common Stock as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the IPO Conversion Price. The shares of Common Stock shall be issued contemporaneously with, but in a separate transaction from, the closing of the IPO, and shall be deemed to be “restricted securities” under the federal securities laws.

(b) Optional Conversion at Election of Investor.

(i) Upon the occurrence of a Change of Control, the Majority in Interest of Investors may elect, on behalf of all holders of the Notes, to receive the following: (A) the repayment of this Note in accordance with Section 1(b) above; or (B) that number of fully paid and nonassessable shares of Series D Preferred Stock, as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the then-applicable Conversion Price (as defined in the Company’s Fifteenth Amended and Restated Certificate of Incorporation, as the same may be amended from time to time) for the Series D Preferred Stock. The Company agrees to use commercially reasonable efforts to obtain the requisite approvals to authorize sufficient Series D Preferred Stock in the event of any such conversion pursuant to this Section 4(b)(i). Investor acknowledges that any such election by the Majority in Interest of Investors in accordance with this Section 4(b)(i) shall be binding upon Investor.

(ii) In the event the Company completes an equity financing which results in aggregate gross proceeds to the Company of at least Ten Million Dollars ($10,000,000), excluding the conversion of the Notes, and in which investors purchase shares of a newly authorized series of the Company’s Preferred Stock (a “Qualified Equity Financing”), the Majority in Interest of Investors may elect, on behalf of all holders of the Notes, the following effective as of the closing date of such Qualified Equity Financing: (A) to receive that number of fully paid and nonassessable shares of Series D Preferred Stock, as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the then-applicable Conversion Price (as defined in the Company’s Fifteenth Amended and Restated Certificate of Incorporation, as the same may be amended from time to time) for the Series D Preferred Stock; or (B) that the Issue Price plus all accrued and previously unpaid interest thereon shall be converted into that number of fully paid and nonassessable shares of the newly authorized series of the Company’s Preferred Stock sold in the Qualified Equity Financing (the “New Equity Shares”) as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the lowest price per share paid by investors for the New Equity Shares in the Qualified Equity Financing. Investor acknowledges that any such election by the Majority in Interest of Investors in accordance with this Section 4(b)(ii) shall be binding upon Investor.

(iii) In the event that an IPO has not occurred prior to the Maturity Date, the Majority in Interest of Investors may elect, on behalf of all holders of the Notes, to receive the following effective as of the Maturity Date: (A) the repayment of this Note in accordance with Section 1(b) above; or (B) that number of fully paid and nonassessable shares of Series D Preferred Stock, as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the Optional Conversion Price. The Company agrees to use commercially reasonable efforts to obtain the requisite approvals to authorize sufficient Series D Preferred Stock in the event of any such conversion pursuant to this Section 4(b)(iii). Investor acknowledges that any such election by the Majority in Interest of Investors in accordance with this Section 4(b)(iii) shall be binding upon Investor.

(c) Election of Investor Upon a Liquidation. Upon the occurrence of a Liquidation (as defined in the Company’s Fifteenth Amended and Restated Certificate of Incorporation, as the same may be amended from time to time), the Majority in Interest of Investors may elect, on behalf of all holders of the Notes, to receive the following: (i) the repayment of this Note in accordance with Section 1(b) above; or (ii) that number of fully paid and nonassessable shares of the Series D Preferred Stock as is equal to the Issue Price plus all accrued and previously unpaid interest thereon divided by the Optional Conversion Price. Investor acknowledges that any such election by the Majority in Interest of Investors in accordance with this Section 4(c) shall be binding upon Investor. The Company agrees to use commercially reasonable efforts to obtain the requisite approvals to authorize sufficient Series D Preferred Stock in the event of any such conversion pursuant to this Section 4(c). The Company shall provide Investor with written notice of a Liquidation at least ten (10) days prior to the occurrence of such event, which notice shall describe the material terms and conditions of such Liquidation.

(d) Conversion Procedure.

(i) Conversion Pursuant to Section 4(a). If this Note is to be automatically converted pursuant to Section 4(a), written notice shall be delivered to Investor at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, notifying Investor of the conversion to be effected, specifying the IPO Conversion Price, the principal amount of the Note to be converted, together with all accrued and unpaid interest, the date on which such conversion is expected to occur and calling upon such Investor to surrender to the Company, in the manner and at the place designated, the Note. In connection with any potential IPO, Investor hereby agrees to execute and deliver to the Company or the underwriters in any such IPO a 180-day lock-up agreement. Investor also agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) at the closing of such IPO for cancellation; provided, however, that upon the closing of the IPO, this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence. The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates (or book-entry statement) for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(d)(v). Upon conversion of this Note pursuant to Section 4(a), the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(ii) Conversion Pursuant to Section 4(b)(i)(B). The Company shall provide the Investor with written notice of a Change of Control at least fifteen (15) calendar days prior to the occurrence of such Change of Control (the “Change of Control Conversion Date”), at the address last shown on the records of the Company for Investor or given by Investor to the Company for the purpose of notice, which notice shall describe the material terms and conditions of such Change of Control and the then-applicable Conversion Price, and thereafter the Investor shall provide the Company such Investor’s written election under Section 4(b)(i) at least five (5) days prior to the Change of Control Conversion Date, provided that if no such election is made by the Majority in Interest on behalf of all holders of the Notes, this Note shall be repaid in accordance with Section 1(b) above. If this Note is converted pursuant to Section 4(b)(i)(B), Investor agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) upon the occurrence of such Change of Control for cancellation, and the Company shall, as soon as practicable thereafter deliver to such Investor a certificate or certificates for (or in lieu of such certificate(s), the consideration payable pursuant to the Change in Control in respect of) the number of shares to which Investor shall be entitled upon such conversion, including, if applicable, a check payable to Investor for any cash amounts payable as described in Section 4(d)(v). Upon conversion of this Note pursuant to Section 4(b)(i)(B), the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iii) Conversion Pursuant to Section 4(b)(ii)(B). Any New Equity Shares issued to the Investor upon conversion of the Issue Price plus all accrued and previously unpaid interest thereon in accordance with Section 4(b)(ii)(B) shall have the same rights, preferences and privileges as the New Equity Shares purchased by the other investors in the Qualified Equity Financing, and the Investor agrees to be bound by any agreements related to the New Equity Shares that such other investors enter into in connection with such Qualified Equity Financing. The Investor shall have no right (other than the Investor’s right as a stockholder) to negotiate any of the terms or conditions upon which any New Equity Shares shall be issued, which negotiation shall be conducted solely among the Company and the purchasers of the New Equity Shares. Written notice of any Qualified Equity Financing shall be delivered by the Company to the Investor at least fifteen (15) days in advance of the scheduled closing date of the Qualified Equity Financing (the “Qualified Financing Conversion Date”), at the address last shown on the records of the Company for the Investor or given by the Investor to the Company for the purpose of notice, which notice shall describe the material terms and conditions of such Qualified Equity Financing, and thereafter the Investor shall provide the Company written notice at least five (5) days prior to the Qualified Financing Conversion Date of its election as to whether to convert this Note into such New Equity Shares in accordance with Section 4(b)(ii)(B), provided that if no such election is made by the Majority in Interest on behalf of all holders of the Notes, this Note shall not be converted into New Equity Shares and shall remain outstanding in accordance with its terms. If this Note is converted pursuant to Section 4(b)(ii)(B), Investor agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) upon the occurrence of such Qualified Equity Financing for cancellation, and the Company shall, as soon as practicable thereafter, deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including, if applicable, a check payable to Investor for any cash amounts payable as described in Section 4(d)(v). Upon conversion of this Note pursuant to Section 4(b)(ii)(B), the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(iv) Conversion Pursuant to Sections 4(b)(i), 4(b)(ii)(A), 4(b)(iii) or 4(c). Before Investor shall be entitled to convert this Note into shares of Common Stock or Series D Preferred Stock, it shall surrender this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note) and give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 4(b)(i), Section 4(b)(ii)(A), Section 4(b)(iii) or Section 4(c), and shall state therein the amount of the unpaid principal amount of this Note to be converted. Upon such conversion of this Note into shares of Common Stock, Investor hereby agrees to execute and deliver to the Company a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including, without limitation, a 180-day lock-up agreement in connection with an initial public offering). The Company shall, as soon as practicable thereafter, issue and deliver to such Investor a certificate or certificates for the number of shares to which Investor shall be entitled upon such conversion, including a check payable to Investor for any cash amounts payable as described in Section 4(d)(v). Any conversion of this Note pursuant to Section 4(b)(i), Section 4(b)(ii)(A), Section 4(b)(iii) or Section 4(c) shall be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(d)(iv) and on and after such date the Persons entitled to receive the shares issuable upon such conversion shall be treated for all purposes as the record holder of such shares.

(v) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the applicable conversion price by the fraction of a share not issued pursuant to the previous sentence. In addition, to the extent not converted into shares of capital stock, the Company shall pay to Investor any interest accrued as of the effective date of conversion on the amount converted and on the amount to be paid to Company pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this paragraph, Company shall be forever released from all its obligations and liabilities under this Note and this Note shall be deemed of no further force or effect, whether or not the original of this Note has been delivered to the Company for cancellation.

5. Subordination. Investor acknowledges that the indebtedness evidenced by this Note is subordinated and subject in right of payment to the prior payment in full of the indebtedness of the Company under that certain Term Loan Agreement, dated as of October 10, 2013, among the Company and the Lenders, as the same may be amended from time to time (the “Term Loan Agreement”).

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Change of Control” shall mean (i) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Board of Directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

(b) “Common Stock” shall mean the Company’s common stock, par value $0.001 per share.

(c) “Event of Default” has the meaning given in Section 2 hereof.

(d) “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(e) “Investors” shall mean the investors that have purchased Notes.

(f) “IPO Conversion Price” shall mean a price per share equal to 80% of the price per share paid by the other purchasers of the Common Stock sold in the IPO, provided, however, if the IPO is consummated after December 31, 2015, “IPO Conversion Price” shall mean a price per share equal to 70% of the price per share paid by the other purchasers of the Common Stock sold in the IPO.

(g) “Majority in Interest of Investors” shall mean Investors holding more than 50% of the aggregate outstanding principal amount of the Notes.

(h) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note and the other Notes, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(i) “Optional Conversion Price” shall mean a price per share of Series D Preferred Stock equal to $0.25 (subject to any stock splits, sub-divisions, stock dividends, combinations and the like affecting the Series D Preferred Stock).

(j) “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended.

(l) “Series D Preferred Stock” shall mean the Company’s Series D Convertible Preferred Stock, par value $0.001 per share.

7. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof.

(i) Subject to the restrictions on transfer described in this Section 7(a), the rights and obligations of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(ii) With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of this Note or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 7(a) that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Company shall not be affected by notice to the contrary.

(iii) Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of a Majority in Interest of Investors.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and a Majority in Interest of Investors; provided, however, that no such amendment, waiver or consent shall: (i) reduce the principal amount of this Note without Investor’s written consent, or (ii) reduce the rate of interest of this Note without Investor’s written consent. Any amendment or waiver effected in accordance with this Section 7(b) shall be binding upon each Investor (and of any securities into which this Note is convertible), and each future holder of all such securities and the Company.

(c) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed, emailed or delivered to, the receiving party at the address or facsimile number shown on the signature page of this Note or at such other address or facsimile number as such receiving party shall have most recently furnished in writing or by email to the sending party. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile or email (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(d) Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment shall be made in lawful tender of the United States.

(f) Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(g) Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h) Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of the State of Delaware, or of any other state.

(i) Waiver of Jury Trial; Judicial Reference. By acceptance of this Note, Investor hereby agrees and the Company hereby agrees to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

(j) Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

[SIGNATURE PAGE FOLLOWS]

The Company has caused this Note to be issued as of the date first written above.

EXAGEN DIAGNOSTICS, INC. a Delaware corporation

By:
Name: Fortunato Ron Rocca
Title: Chief Executive Officer

Address:	1261 Liberty Way Vista, CA 92081

ACKNOWLEDGED AND AGREED BY INVESTOR:

[HOLDER]

By:
Name:
Title:

Address:

Facsimile No.: